EXHIBIT 99.1

Washington Banking Company Net Income Grows 13% to $4.8 Million in 1Q12

EPS Increases 63% Year-Over-Year to $0.31

OAK HARBOR, WA – April 26, 2012 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported improving profitability and moderate loan growth for the first quarter of 2012 and announced plans for future expansion. Net income increased to $4.8 million, or $0.31 per diluted share, in the first quarter ended March 31, 2012, up 13% from $4.2 million, or $0.28 per diluted share in the preceding quarter. In the first quarter of 2011, which included a final preferred dividend payment of $1.1 million, net income totaled $4.1 million and net income available to common shareholders was $3.0 million, or $0.19 per diluted share.

“With the Puget Sound economic recovery finally starting to gain traction, we are again seeing growth in our commercial loan portfolio,” said Jack Wagner, President and Chief Executive Officer. “We are implementing several additional growth strategies this summer, including expanding our branch footprint to the east side of Lake Washington to serve the greater Bellevue-Kirkland-Redmond part of King County. This expansion is contiguous to our existing footprint and provides us the ability to deploy talent into a market that is growing.”

First Quarter 2012 Financial Highlights (as of, or for the period ended March 31, 2012)

•         Net interest margin (NIM) grew 39 basis points to 5.81% from 5.42% in the year ago quarter.

•         On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 19.94% compared to 19.04% a year ago. The FDIC requires a minimum of 10% Total Risk-Based Capital ratio to be considered well-capitalized.

•         Nonperforming non-covered assets/total assets improved to 1.42%, compared to 1.44% in the preceding quarter and 2.04% a year ago. Classified loans declined to $97.3 million at March 31, 2012, from $103.0 million at December 31, 2011.

•         Tangible book value per common share increased to $10.94, compared to $9.88 a year ago.

•         Low cost demand, money market, savings and NOW accounts totaled $963.5 million and make up 65% of total deposits.

•         Loan loss reserves were 2.20% of non-covered loans, and 2.33% a year ago.

•         The interest income generated from the loan portfolios in the FDIC-assisted acquisitions contributed $9.9 million to first quarter revenues, up from $8.3 million in the first quarter a year ago.

•         Return on average assets was 1.15% and return on average common equity was 11.16%, annualized.

Regional and Acquisitions Update

“The acquisitions made in 2010 continue to be solidly profitable, although we anticipate the impact of the accounting for these transactions will start to be less impactful in the coming years. The resolution of the acquired loan portfolios continue to progress, with net covered loans down 5% for the quarter, 25% year-over-year and 34% since the peak in the third quarter of 2010,” stated Rick Shields, Chief Financial Officer.

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

“Similarly, the FDIC indemnification asset declined 7% in the quarter, 37% year-over-year and is down 51% from its peak,” Shields continued. “In addition to the clawback adjustment of $1.6 million booked primarily in the fourth quarter of 2011, the FDIC indemnification asset was written down by $3.0 million in the first quarter of 2012, $3.6 million in the fourth quarter of 2011 and $1.3 million in the first quarter a year ago.” Covered loans, which are loans that are subject to a loss share arrangement with the FDIC as a result of the two assisted transactions, are shown as a separate line item of the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately under generally accepted accounting principles (GAAP). Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, pay off, or are otherwise resolved.

“As the economy recovers, the potential for FDIC acquisitions continues to diminish, yet traditional merger and acquisition activity has not returned,” said Bryan McDonald, Whidbey Island Bank’s President. “While we believe there may be opportunities to acquire healthy banks down the road, we have decided to expand organically by opening a new branch on the Eastside of Seattle. This area has a healthy and dynamic business climate, and we are confident this new location will be a solid addition to our franchise.”

Credit Quality

Nonperforming, non-covered loans (NPLs) increased by $240,000 during the first quarter to $22.3 million and decreased by $7.2 million from the year ago quarter, with residential construction loans in Skagit, Whatcom and Island Counties continuing to be the primary areas of stress. The ratio of NPLs/total non-covered loans was 2.73% at the end of the first quarter compared to 2.72% in the preceding quarter and 3.57% a year ago. Nonperforming, non-covered assets (NPA)/total assets were 1.42% compared to 1.44% in the preceding quarter and 2.04% a year ago. Non-covered other real estate owned (OREO) was $1.8 million, down 7% from the preceding quarter and down 62% from a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

Non-Covered NPA by location	Island County	King County	San Juan County	Skagit County	Snohomish County	Whatcom County	Total	Percent of total Non-Covered NPA by loan type
(dollars in 000s)
3/31/2012
Commercial loans	$ -	$ -	$ 285	$ 2,431	$ 51	$ 304	$ 3,071	12.71%
Real estate mortgage loans:
One-to-four family residential	433	933	-	168	-	502	2,036	8.42%
Multi-family and commercial	841	951	937	726	769	95	4,319	17.87%
Real estate construction loans:
One-to-four family residential	1,867	-	-	5,585	-	4,827	12,279	50.80%
Multi-family and commercial	-	-	-	-	100	-	100	0.41%
Consumer loans:
Direct	535	-	-	-	-	-	535	2.21%
Other Real Estate Owned	588	-	-	842	-	400	1,830	7.57%
Total	$ 4,264	$1,884	$ 1,222	$ 9,752	$ 920	$ 6,128	$24,170	100.00%

Percent of total Non-Covered NPA by location	17.64%	7.79%	5.06%	40.35%	3.81%	25.35%	100.00%

“We maintained the provision for loan losses at $2.0 million in the first quarter, level with the fourth quarter of 2011 and down from $3.0 million in the first quarter a year ago,” said Shields. The allowance for loan losses was $18.0 million, or 2.20% of non-covered loans. Total net charge-offs declined in the first quarter to $2.0 million, or 1.01% of average total loans on an annualized basis, from $2.9 million, or 1.41% of average loans in the preceding quarter and $2.6 million, or 1.26% of average loans, in the first quarter a year ago.

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

Balance Sheet

Total assets were $1.70 billion at March 31, 2012, up slightly from $1.67 billion in the preceding quarter and $1.68 billion a year ago. Total non-covered loans were $818.7 million compared to $812.8 million at December 31, 2011, and $826.7 million at March 31, 2011. The non-covered loan portfolio is well diversified with commercial and industrial loans making up 19% and residential mortgages accounting for 5% of the portfolio. Owner-occupied commercial real estate loans represent approximately 25% of the portfolio and non-owner occupied commercial real estate loans account for approximately 21% of loans. Indirect consumer loans account for 10% of the portfolio and other consumer loans account for 9%. Construction and land development loans for residential properties represent 7% and commercial construction and land development loans represent 4% of the portfolio.

Net covered loans totaled $255.0 million and covered OREO totaled $26.0 million at March 31, 2012, compared to $268.2 million and $26.6 million, respectively, three months earlier, as resolution of the covered portfolio continued to progress.

The mix of total deposits continued to improve while the level of total deposits was relatively stable at $1.49 billion at March 31, 2012. Noninterest-bearing demand deposits increased 11% in the quarter and 29% year-over-year, representing 16% of total deposits. Year-over-year, money market accounts were down 12% at $323.6 million, comprising 22% of total deposits; time deposits declined 18% to $522.5 million and accounted for 35% of total deposits. Core deposits, excluding time deposits over $100,000, represented 85% of all deposits.

Shareholders’ equity increased 2% in the quarter and 11% year-over-year, due to the strong earnings generated during the past twelve months. Tangible shareholder equity totaled $168.7 million, or $10.94 per share at March 31, 2012, compared to $9.88 a year ago.

Operating Results

Revenue (fully tax-equivalent net interest income before provision for loan losses plus noninterest income) for the first quarter was $22.9 million, compared to $22.6 million in the preceding quarter and $23.3 million in the first quarter a year ago. In the first quarter of 2012, net interest income, before the provision for loan losses, increased 2% to $21.3 million from the linked quarter of $20.9 million and grew 10% from $19.3 million a year ago.

Collections on the covered asset portfolio generated $629,000 in gains on disposition of those assets, which was more than offset by a $3.0 million change in the FDIC indemnification asset in the first quarter of 2012. In the preceding quarter, noninterest income was augmented by $2.2 million in the gain on disposition of covered assets and offset by $3.6 million related to the change in the FDIC indemnification asset. In addition, gain on sale of investment securities contributed $342,000 to first quarter revenues; there was no gain on sale of investment securities in the linked quarter or the year ago quarter.

Washington Banking’s net interest margin increased 18 basis points from the preceding quarter to 5.81% from 5.63% and expanded 39 basis points from 5.42% in the year ago quarter. “Contributions from the acquired loan portfolio, which had an average yield of 15.1% during the first quarter of 2012, enhanced margins this quarter. The impact of the acquired loans will gradually decline as it shrinks as a percent of our overall portfolio and organic growth in loans at current market rates accelerates,” Shields noted. The cost of funds also declined by 4 basis points during the quarter to 0.63%, and was down by 19 basis points year-over-year.

First quarter operating expenses decreased 4% from the preceding quarter and 3% year over year. “At the end of 2011, we reversed the $400,000 bonus accrual for the year because, while our earnings were good, we did not meet our production goals for the year,” McDonald noted. “We are optimistic about reaching our targets this year and accrued $500,000 in the first quarter in anticipation of a 2012 bonus payout. Overall our core operations are becoming more efficient, with total overhead expenses at $13.7 million in the first quarter compared to $14.1 million in the first quarter last year.” The efficiency ratio improved to 59.72% in the first quarter of 2012 compared to 60.40% in the first quarter of 2011.

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

In a separate release today, Washington Banking announced it will pay a quarterly cash dividend of $0.14 per common share. “We implemented a two-tiered approach in determining the appropriate amount of cash to return to shareholders. We are considering six cents as our “basic” dividend and then adding a variable amount that will equate to a total dividend payout not to exceed 50% of quarterly earnings,” Wagner noted. “Our board will continue to evaluate dividends each quarter based on capital requirements, market opportunities and other operating considerations.”

Conference Call Information

Management will host a conference call on Friday, April 27, at 10:00 a.m. Pacific time (1:00 p.m. ET) to discuss the results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9692 at 10:00 a.m. Pacific Time for conference ID #4529007. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 30 full-service branches located in six counties in Northwestern Washington. In 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. Washington Banking was the only company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010, and joined the Keefe, Bruyette &Woods 2010 Bank Honor Roll, based on its superior 10-year track record.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, opening of new branches and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the ability to open new locations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	March 31,	December 31,	Month	March 31,	Year
	2012	2011	Change	2011	Change
Interest Income
Non-covered Loans	$ 11,753	$ 12,090	-3%	$ 12,640	-7%
Covered Loans	9,868	9,397	5%	8,310	19%
Taxable Investment Securities	1,356	1,243	9%	793	71%
Tax Exempt Securities	255	253	1%	210	21%
Other	51	59	-14%	45	13%
Total Interest Income	23,283	23,042	1%	21,998	6%

Interest Expense
Deposits	1,845	2,043	-10%	2,591	-29%
Junior Subordinated Debentures	136	128	6%	120	13%
Total Interest Expense	1,981	2,171	-9%	2,711	-27%

Net Interest Income	21,302	20,871	2%	19,287	10%
Provision for Loan Losses, Noncovered Loans	2,000	2,000	0%	3,000	-33%
Recovery for Loan Losses, Covered Loans	-	(132)	-100%	-	NA
Net Interest Income after Provision for Loan Losses	19,302	19,003	2%	16,287	19%

Noninterest Income
Service Charges and Fees	893	934	-4%	963	-7%
Electronic Banking Income	896	842	6%	693	29%
Investment Products	362	237	53%	222	63%
Gain on Sale of Investment Securities, Net	342	-	NA	-	NA
Bank Owned Life Insurance Income	61	66	-8%	80	-24%
Income from the Sale of Loans	705	440	60%	338	109%
SBA Premium Income	87	69	26%	121	-28%
Change in FDIC Indemnification Asset	(2,991)	(3,602)	-17%	(1,316)	127%
Gain on Disposition of Covered Assets	629	2,208	-72%	2,218	-72%
Other Income	313	233	34%	413	-24%
Total Noninterest Income	1,297	1,427	-9%	3,732	-65%

Noninterest Expense
Compensation and Employee Benefits	7,334	6,458	14%	6,819	8%
Occupancy and Equipment	1,729	1,655	4%	1,667	4%
Office Supplies and Printing	413	378	9%	432	-4%
Data Processing	528	498	6%	470	12%
Consulting and Professional Fees	243	305	-20%	444	-45%
Intangible Amortization	126	147	-14%	157	-20%
Merger Related Expenses	-	-	NA	119	-100%
FDIC Premiums	336	349	-4%	589	-43%
FDIC Clawback Liability	40	1,576	-97%	-	NA
Non-covered OREO & Repossession Expenses	374	159	135%	300	25%
Covered OREO & Repossession Expenses	574	572	0%	770	-25%
Other	1,958	2,196	-11%	2,289	-14%
Total Noninterest Expense	13,655	14,293	-4%	14,056	-3%

Income Before Provision for Income Tax	6,944	6,137	13%	5,963	16%
Provision for Income Tax	2,171	1,898	14%	1,887	15%
Net Income	4,773	4,239	13%	4,076	17%
Preferred Dividends	-	-	NA	1,084	-100%
Net Income Available to Common Shareholders	$ 4,773	$ 4,239	13%	$ 2,992	60%
Earnings per Common Share
Net Income per Share, Basic	$ 0.31	$ 0.28	11%	$ 0.20	55%

Net Income per Share, Diluted	$ 0.31	$ 0.28	11%	$ 0.19	63%

Average Number of Common Shares Outstanding	15,409,000	15,366,000		15,329,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,441,000	15,400,000		15,467,000

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	March 31,	December 31,	Month	March 31,	Year
	2012	2011	Change	2011	Change
Assets
Cash and Due from Banks	$ 22,010	$ 25,399	-13%	$ 24,349	-10%
Interest-Bearing Deposits with Banks	109,154	80,514	36%	102,237	7%
Fed Funds Sold	-	-	NA	1,100	-100%
Total Cash and Cash Equivalents	131,164	105,913	24%	127,686	3%
Investment Securities Available for Sale	322,784	297,874	8%	183,378	76%
FHLB Stock	7,576	7,576	0%	7,576	0%
Loans Held for Sale	10,011	22,421	-55%	3,455	190%
Loans Receivable	818,650	812,830	1%	826,736	-1%
Less: Allowance for Loan Losses	(17,993)	(18,032)	0%	(19,238)	-6%
Non-covered Loans, Net	800,657	794,798	1%	807,498	-1%
Covered Loans, Net Allowance for Loan Losses	255,020	268,211	-5%	340,290	-25%
Premises and Equipment, Net	37,426	37,492	0%	37,715	-1%
Bank Owned Life Insurance	17,573	17,513	0%	17,282	2%
Goodwill and Other Intangible Assets, Net	5,088	5,214	-2%	5,679	-10%
Other Real Estate Owned	1,830	1,976	-7%	4,845	-62%
Covered Other Real Estate Owned	25,973	26,622	-2%	28,826	-10%
FDIC Indemnification Asset	60,898	65,586	-7%	96,863	-37%
Other Assets	20,596	19,417	6%	22,294	-8%
Total Assets	$ 1,696,596	$ 1,670,613	2%	$ 1,683,387	1%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$ 242,568	$ 219,250	11%	$ 188,583	29%
NOW Accounts	293,819	276,288	6%	204,836	43%
Money Market	323,645	327,256	-1%	367,940	-12%
Savings	103,462	99,882	4%	96,389	7%
Time Deposits	522,531	543,668	-4%	636,765	-18%
Total Deposits	1,486,025	1,466,344	1%	1,494,513	-1%

Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	11,040	7,744	43%	5,975	85%
Total Liabilities	1,522,839	1,499,862	2%	1,526,262	0%
Shareholders' Equity:
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,419,472 at 3/31/12,
15,398,197 at 12/31/11 and 15,333,073 at 3/31/11	84,853	84,564	0%	83,869	1%
Retained Earnings	86,031	83,107	4%	73,533	17%
Accumulated Other Comprehensive Income (Loss)	2,873	3,080	-7%	(277)	-1137%
Total Shareholders' Equity	173,757	170,751	2%	157,125	11%
Total Liabilities and Shareholders' Equity	$ 1,696,596	$ 1,670,613	2%	$ 1,683,387	1%

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	September 30,	March 31,
	2012	2011	2011	2011
Revenue (1) (2)	$ 22,864	$ 22,562	$ 21,765	$ 23,270

Averages
Total Assets	$ 1,665,597	$ 1,670,572	$ 1,687,418	$ 1,687,670
Non-covered Loans and Loans Held for Sale	826,528	830,519	828,367	835,122
Covered Loans	262,580	274,463	287,232	352,663
Interest Earning Assets	1,493,322	1,488,674	1,485,875	1,461,034
Deposits	1,459,296	1,472,059	1,491,112	1,496,404
Common Shareholders' Equity	171,975	166,933	163,486	159,458

Financial Ratios
Return on Average Assets, Annualized	1.15%	1.01%	0.85%	0.98%
Return on Average Common Equity, Annualized(3)	11.16%	10.07%	8.80%	7.61%
Efficiency Ratio (2)	59.72%	63.35%	63.44%	60.40%
Yield on Earning Assets (2)	6.34%	6.21%	6.08%	6.18%
Cost of Interest Bearing Liabilities	0.63%	0.67%	0.74%	0.82%
Net Interest Spread	5.71%	5.54%	5.34%	5.36%
Net Interest Margin (2)	5.81%	5.63%	5.43%	5.42%

Tangible Book Value Per Share (4)	$ 10.94	$ 10.75	$ 10.51	$ 9.88
Tangible Common Equity (4)	9.97%	9.94%	9.64%	9.03%

	March 31,	December 31,	September 30,	March 31,	Regulatory Requirements
	2012	2011	2011	2011	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated (5)	19.94%	19.73%	19.43%	19.04%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated (5)	18.69%	18.47%	18.17%	17.78%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated (5)	11.49%	11.16%	10.82%	10.46%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank (5)	19.32%	19.09%	18.82%	18.44%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank (5)	18.07%	17.84%	17.56%	17.18%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank (5)	11.10%	10.77%	10.46%	10.10%	4.00%	5.00%

(1) Revenue is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.

(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenue and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

(3) Return on average common equity is adjusted for preferred stock dividends.

(4) Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.

(5) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	March 31,
	2012	2011	2011
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$ 18,032	$ 18,936	$ 18,812
Indirect Loans:
Charge-offs	(291)	(324)	(348)
Recoveries	135	110	136
Indirect Net Charge-offs	(156)	(214)	(212)

Other Loans:
Charge-offs	(1,942)	(2,872)	(2,551)
Recoveries	59	182	189
Other Net charge-offs	(1,883)	(2,690)	(2,362)

Total Net Charge-offs	(2,039)	(2,904)	(2,574)
Provision for loan losses, non-covered loans	2,000	2,000	3,000
Balance at End of Period	$ 17,993	$ 18,032	$ 19,238

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.77%	1.00%	0.93%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	1.04%	1.46%	1.30%
Net Charge-offs to Average Total Loans (1)	1.01%	1.41%	1.26%

	March 31,	December 31,	March 31,
	2012	2011	2011
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$ 22,340	$ 22,100	$ 29,520
Non-Covered Other Real Estate Owned	1,830	1,976	4,845
Total Nonperforming Non-Covered Assets	$ 24,170	$ 24,076	$ 34,365
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	2.73%	2.72%	3.57%
Nonperforming Non-Covered Assets to Total Assets	1.42%	1.44%	2.04%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	80.54%	81.59%	65.17%
Allowance for Loan Losses to Non-Covered Loans	2.20%	2.22%	2.33%

Non-Covered Loan Composition
Commercial	$ 156,594	$ 150,386	$ 147,436
Real Estate Mortgages
One-to-Four Family Residential	38,987	40,331	46,764
Commercial	378,355	370,782	350,817
Real Estate Construction
One-to-Four Family Residential	56,963	58,810	68,877
Commercial	31,236	31,546	38,568
Consumer
Indirect	78,809	80,396	88,413
Direct	75,838	78,726	83,662
Deferred Costs	1,868	1,853	2,199
Total Non-Covered Loans	$ 818,650	$ 812,830	$ 826,736

Time Deposit Composition
Time Deposits $100,000 and more	$ 217,422	$ 229,741	$ 262,783
All other time deposits	291,886	305,753	365,841
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	13,223	8,174	8,141
Total Time Deposits	$ 522,531	$ 543,668	$ 636,765

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

Non-GAAP Financial Measures

WBCO Reports 1Q12 EPS Grows 63% to $0.31

April 26, 2012

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income. Cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings to operating earnings (non-GAAP) for the periods presented:

	Quarter Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

GAAP Earnings Available to Common Shareholders	$ 4,773	$ 4,239	$ 2,992
Provision for Income Tax	2,171	1,898	1,887
GAAP Earnings Available to Common Shareholders before Provision for Income Tax	6,944	6,137	4,879
Adjustments to GAAP Earnings Available to Common Shareholders
Acquisition-Related Costs	-	-	119
Accelerated Accretion of Remaining Preferred Stock Discount	-	-	1,046
Operating Earnings Before Provision for Income Tax	6,944	6,137	6,044
Provision for Income Tax	2,171	1,898	1,929
Net Operating Earnings	$ 4,773	$ 4,239	$ 4,115

Diluted GAAP Earnings per Common Share	$ 0.31	$ 0.28	$ 0.19
Diluted Operating Earnings per Common Share	$ 0.31	$ 0.28	$ 0.27

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2012	2011	2011

Total Shareholders' Equity	$ 173,757	$ 170,751	$ 157,125
Adjustments to Shareholders' Equity
Goodwill and Other Intangible Assets, net (1)	(5,088)	(5,214)	(5,679)
Tangible Common Equity	168,669	165,537	151,446

Total Assets	$ 1,696,596	$ 1,670,613	$ 1,683,387
Adjustments to Total Assets
Goodwill and Other Intangible Assets, net (1)	(5,088)	(5,214)	(5,679)
Tangible Assets	1,691,508	1,665,399	1,677,708

Common Shares Outstanding at Period End	15,419,472	15,398,197	15,333,073

Tangible Common Equity	9.97%	9.94%	9.03%
Tangible Book Value per Common Share	$ 10.94	$ 10.75	$ 9.88

(1) Goodwill and Other intangible assets, net excludes mortgage servicing rights

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Note: Transmitted on Business Wire on April 26, 2012, at 1:00 p.m. PT.